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                                                                 Exhibit 10.1.28

[LETTERHEAD OF ADVANCED TELECOMMUNICATIONS, INC.]

Mr. Richard Smith
3940 137th Street West
Rosemount, MN 55068

June 4, 1998

Dear Rick:

Thank you for your renewed interest in our Chief Financial Officer position. The following represents my renewed offer as previously presented:

Performance Stock Options

You will be granted 1,600 performance stock options (up from original proposal of 1,200) at a strike price of $124.93 per share. The shares will be earned and vested on your anniversary date as follows:

End of Year       One              530 Shares        33.3%
                  Two              530 Shares        33.3%
                  Three            540 Shares        33.4%

You will also be eligible for additional performance option shares at the rate of 125 shares per new major market acquisition and entry.

The stock option performance criteria will be set annually by the ATI Board of Directors.

Incentive Pay

You will be eligible for an annual performance incentive pay package that could max out at 120% of your annual base pay. Your fiscal 1998 performance targets will be:

                                          Loading     Base    Target   Stretch
                                             %        Plan     Plan     Plan

         1) Revenue                         20%      25,340   29,000   32,000
         2) Gross Profit                    20%      11,400   13,000   15,000
         3) EBITDA                          40%      (2,770)  (2,200)  (1,700)
         4) Cust Satisfaction               10%         7.8      8.2      8.4
         5) Empl Satisfaction               10%         7.8      8.2      8.4

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Performance incentive targets and pay will be assessed and granted annually upon completion of the year end audit, reviewed and approved by the ATI Board of Directors.

      BASE PLAN: Will represent the Company's updated long range plan on an annual basis.

      TARGET PLAN: Will represent the Company's annual plan and budgets.

      STRETCH PLAN: Will represent targets above budget that could and/or might happen with a potential home-run scenario.

Benefits

You will be eligible for a complete range of company benefits including 401K, health club membership reimbursement, and parking.

Expenses

You will be reimbursed for all company related expenses including but not necessarily limited to: travel, lodging, meals, vehicle mileage, association and educational expenses.

Employment Assurance

At minimum, you will receive six months of continuing base pay should your employment be terminated without cause.

Annual Compensation -- $130,000 to start on       /s/ Richard A. Smith 6/19/98
or before October 8th, 1998                       /s/ Richard A. Smith 6/19/98

Rick, I trust that this letter adequately covers our Thursday, June 4, 1998 discussion, and I sincerely look forward to your positive response to the same.

Best regards,

/s/ Cliff D. Williams

                              /s/ Richard A. Smith               6/19/98
Cliff D. Williams             ----------------------------       -------------
Chief Executive Officer       Accepted by Richard A. Smith       Date

CDW/ms